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                            INTRANET SOLUTIONS, INC.

                          CERTIFICATE OF DESIGNATION OF
                      SERIES A CONVERTIBLE PREFERRED STOCK

     Pursuant to Section 401(3)(b) of the Business Corporation Act of the State of Minnesota, IntraNet Solutions, Inc. (the "Company"), a corporation organized and existing under the Business Corporation Act of the State of Minnesota, DOES HEREBY CERTIFY:

     That pursuant to the authority conferred upon the Board of Directors of the Company by the Articles of Incorporation of the Company, and in accordance with the provisions of Section 401(3)(a) of the Business Corporation Act of the State of Minnesota, the Board of Directors of the Company as of July 10, 1997, adopted the following resolution creating a series of preferred stock designated as Series A Convertible Preferred Stock:

     RESOLVED: That pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of its Articles of Incorporation, as amended, a series of preferred stock, $.01 par value, to be titled the "Series A Convertible Preferred Stock" (the "Preferred Shares") of the Company is hereby created and designated. The number of shares of Preferred Shares shall be 1,000,000 shares. The voting powers, preferences and relative, participating, optional and other special rights of the Preferred Shares, and the qualifications, limitations and restrictions thereof, are as follows:

     1. DESIGNATION. The series of preferred stock established hereby shall be designated the "Series A Convertible Preferred Stock (and shall be referred to herein as the "Preferred Shares") and the authorized number of Preferred Shares shall be 1,000,000.

          (a)  VOTING RIGHTS.

          Except as otherwise provided by law, the holders of Preferred Shares shall have no voting rights and their consent shall not be required (except to the extent required by law) for taking any corporate action.

          (b)  PREFERRED SHARES.

     2. DIVIDENDS. The holders of Preferred Shares shall be entitled to receive out of funds legally available for such purpose, quarterly cumulative dividends paid in arrears at the rate of 5% (five percent) of the Liquidation Value (hereinafter defined) per annum per share payable in cash, or at the discretion of the Company, payable in Preferred Shares. The first payment shall occur three (3) months from the date of the issuance of the Preferred Shares and every three (3) months thereafter. If such dividends are paid in Preferred Shares, holders of Preferred Shares shall be entitled to at least 24 (twenty-four) hour written notice in advance to the address of such holder as it appears in the Company's registrar. Accrued but unpaid

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dividends shall not bear interest.  Such declared dividends shall accrue from day to day and shall be payable before any dividends on any shares of Common Stock shall be declared or paid or set apart for payment, and shall be cumulative, so that if at any time dividends on the outstanding Preferred Shares at such rate have not been paid thereon, or funds set apart for the payment thereof, with respect to all preceding dividends periods, the amount of such deficiency shall be fully paid, or set apart for payment, before any distribution by way of dividend or otherwise shall be declared or paid upon, or set apart for, the shares of Preferred Shares or any other class of shares of the Company ranking junior to the Preferred Shares with respect to the payment of dividends or upon liquidation, dissolution or winding up of the Company.

     In no event shall any dividend be paid or declared, other than dividends paid solely in shares of Preferred Stock, on the Preferred Stock or any other class of shares of the Company ranking junior to the Preferred Shares, nor shall any distribution be made on the Common Stock or any other class of shares of the Company ranking junior to the Preferred Shares, be purchased, redeemed or otherwise acquired by the Company for value, unless all dividends on the Preferred Shares for all past dividend periods and for the then current period shall have been paid or declared and a sum sufficient for the payment thereof set apart for payment.

     In the event that the Company thereafter declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of Common Stock, the Company shall also declare and pay to the holders of the Preferred Shares at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Preferred Shares had all of the outstanding Preferred Shares been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

     3. LIQUIDATION RIGHT AND PREFERENCE. In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Preferred Shares shall be entitled to receive in cash, out of the assets of the Company, an amount equal to Five Dollars ($5.00) per share for each outstanding Preferred Share, plus all accumulated but unpaid dividends (herein "Liquidation Value"), before any payments shall be made or any assets distributed to the holders of Common Stock or any other class of shares of the Company ranking junior to Preferred Shares. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company are insufficient to pay the Liquidation Value, the holders of such Preferred Shares shall share pro rata in any such distribution in proportion to the full amounts to which they would otherwise be respectively entitled. Following such payment of the holders of Preferred Shares upon such liquidation, dissolution or a winding up of the Company, the holders of Common Stock and Preferred Shares shall then share ratably in all the assets of the Company thereafter remaining. For purposes of this joint distribution of assets to the holders of Common Stock and the holders of Preferred Shares, the holder

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Preferred Shares should be regarded as owning that number of Common Stock into which the Preferred Shares would then be convertible.

     4.   CONVERSION RIGHTS.

     (a) OPTIONAL CONVERSION. Each Preferred Share (based upon its Liquidation Value) shall be convertible at the option of the holder thereof into Common Stock of the Company as follows:

At any time after the earlier of (i) the date on which a registration statement relating to the Preferred Shares has been declared effective, or (ii) the opening of business on the ninety first (91st) day following the date of issuance of the Preferred Shares, 25% of the Preferred Shares shall become convertible, at the option of the holder thereof, into Common Stock upon the terms set forth herein. Additional 25% increments of the Preferred Shares would then become available for conversion into Common Stock upon the terms set forth herein beginning 30, 60 and 90 days thereafter, respectively.

     (b) CONVERSION PRICE AND ADJUSTMENTS. The number of shares of Common Stock issuable in exchange for Preferred Shares upon conversion shall be calculated by dividing the Liquidation Value by the conversion price then in effect (the "Conversion Price"). The Conversion Price shall equal 75% of the average closing bid price of the Company's Common Stock as reported by Bloomberg, L.P. over the last five (5) days of trading ending on the day prior to the Conversion Notice Date (the "Valuation Period"), provided, however, that the Conversion Price shall not exceed $3.7125 (the "Maximum Conversion Price") or be less than $1.00 (the "Minimum Conversion Price").

     (c) CONVERSION MECHANICS. In order to exercise the conversion privilege, a holder of Preferred Shares shall 1) notify the Company via facsimile of such holder's intent to convert a specified portion of such shares (the "Conversion Notice" and the date of such notice which shall be the same or later than the date notice is given, the "Conversion Notice Date") and 2) send via overnight courier on the Conversion Notice Date to the Company at its principal office the certificate evidencing the Preferred Shares being converted, duly endorsed to the Company and accompanied by written notice to the Company that the holder elects to convert a specified portion or all of such shares. Preferred Shares converted at the option of the Holder shall be deemed to have been converted on the day of receipt by the Company of the certificate representing such shares for conversion in accordance with the foregoing provisions (the "Conversion Date"), and at such time the rights of the holder of such Preferred Shares other than the right to receive shares of Common Stock upon conversion of the Preferred Shares pursuant to the terms hereof, as such holder, shall cease and such holder shall be treated for all purposes as the record holder of Common Stock issuable upon conversion. As promptly as practicable on or after the Conversion Date, the Company shall issue and mail or deliver to such holder a certificate or certificates for the number of Common Stock issuable upon conversion, computed to the nearest full shares, and

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a certificate or certificates for the balance of Preferred Shares surrendered, if any, not so converted into Common Stock.

     (d)  MANDATORY CONVERSION.  The Company shall, at the expiration of three
(3) years from the original date of issuance of the Preferred Shares, redeem any then outstanding Preferred Shares in an amount equal to one hundred ten percent (110%) of the Liquidation Value, payable in shares of Common Stock valued at the fair market value for the Common Stock during the Valuation Period, or, at the Company's sole option, in cash. Effective upon the Closing Date of the Company's public sale of equity securities with gross proceeds equal to or in excess of $10,000,000, any then remaining Preferred Shares shall be deemed converted into the Company's Common Stock in accordance with Section 4(b) hereof. In such case, the Valuation Period shall end on such Closing Date and the Preferred Shares shall no longer be deemed outstanding for any purpose.

     (e) ACCELERATION OF CONVERSION. The Preferred Shares and any accrued but unpaid dividends, may, at the option of the holder thereof, be converted into Common Stock upon the filing of a registration statement with the Securities and Exchange Commission relating to an offering of the Company's Common Stock by the Company.

     (f) CASH DIVIDEND IN EXCESS OF 10% OF MARKET CAPITALIZATION. If the Company, at any time while any Preferred Shares are outstanding, shall pay a cash dividend in excess of ten (10) percent of the market capitalization of the Company's issued and outstanding Common Stock, as defined herein, the Maximum Conversion Price will be reduced by an amount equal to the per share dividend distributed.

5.   OTHER TERMS OF SERIES A CONVERTIBLE PREFERRED SHARES

     (a) CONSOLIDATION, MERGER, EXCHANGE, ETC. If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another company, or the sale of all or substantially all of its assets to another company, shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holders of Preferred Shares shall thereafter have the right to receive, in lieu of Common Stock of the Company immediately theretofore receivable upon the conversion of such Preferred Shares, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding common Stock equal to the number of Common Stock immediately theretofore receivable upon the conversion of such Preferred Shares had such reorganization, reclassification, consolidation, merger or sale not taken place, and in many such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Preferred Shares to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price and of the number of shares receivable upon the conversion of such Preferred Shares) shall thereafter be applicable, as nearly as may be, in

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relation to any shares of stock, securities or assets thereafter receivable upon the conversion of such Preferred Shares. The Company shall not effect any such reorganization, reclassification, consolidation, merger or sale, unless prior to the consummation thereof the surviving company (if other than the Company), the company resulting from such consolidation or the company purchasing such assets shall assume by written instrument executed and mailed to the registered holders of the Preferred Shares at the last address of such holders appearing on the Books of the Company, the obligation to deliver to such holders appearing on the books of the Company, the obligations to deliver to such holders such shares of stock, securities or assets as, in according to the foregoing provisions, such holders may be entitled to receive.

     (b) STOCK SPLIT, STOCK DIVIDEND, RECAPITALIZATION, ETC. If the Company, at any time while any Preferred Shares are outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions payable in shares of its capital stock (whether payable in shares of its Common Stock or of capital stock of any class), (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, the number of issued and outstanding Preferred Shares and the Maximum, Minimum and Base Conversion Prices designated in Subsection 4(b) shall be appropriately adjusted in proportion to the change in the outstanding shares of Common Stock. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If any of the aforementioned events occurred during a Valuation Period, the Maximum and Minimum Conversion Prices with respect to the days within such Valuation Period occurring prior to the date of such event, shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event.

     (c) NOTICE OF CONVERSION PRICE ADJUSTMENT. Whenever the Conversion Prices are adjusted, the Company shall promptly mail to each holder of Preferred Shares, a notice setting forth the Conversion Prices after such adjustment and setting forth a brief statement of facts requiring such adjustment.

     (d) NOTICE OF CERTAIN EVENTS. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges. If:

          i. the Company shall declare a dividend (or any other distribution) on its Common Stock; or

          ii. the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or


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          iii. the Company shall authorize the granting to all holders of the
               Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

          iv. the approval of any shareholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company (other than a subdivision or combination of the outstanding shares of Common Stock), any consolidation or merger to which the Company is a party, any sale or transfer of all of substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

          v. the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Company;

then the Company shall mail to the holders of Preferred Shares at their last addresses as shall appear upon the stock books of the Company, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, or (y) the date of which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

     IN WITNESS WHEREOF, IntraNet Solutions, Inc. has caused this Certificate to be duly executed in its corporate name on this 10th day of July, 1997.

                              INTRANET SOLUTIONS, INC.


                              By: /s/ Jeffrey J. Sjobeck
                                 --------------------------------
                                    Its: Chief Financial Officer
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